Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-270279

March 19, 2024

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated March 19, 2024

$500,000,000 4.600% NOTES DUE April 15, 2027

$400,000,000 4.700% NOTES DUE April 15, 2029

$1,000,000,000 4.900% NOTES DUE April 15, 2031

$1,250,000,000 5.000% NOTES DUE April 15, 2034

$1,750,000,000 5.375% NOTES DUE April 15, 2054

$1,100,000,000 5.500% NOTES DUE April 15, 2064

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A2 (Stable) / A+ (Stable) / A (Stable)

Note Type:	SEC Registered (No. 333-270279)

Trade Date:	March 19, 2024

Settlement Date (T+2):	March 21, 2024

Maturity Date:

April 15, 2027 (the “2027 Notes”)

April 15, 2029 (the “2029 Notes”)

April 15, 2031 (the “2031 Notes”)

April 15, 2034 (the “2034 Notes”)

April 15, 2054 (the “2054 Notes”)

April 15, 2064 (the “2064 Notes”)

Principal Amount Offered:	$500,000,000 (2027 Notes) $400,000,000 (2029 Notes) $1,000,000,000 (2031 Notes) $1,250,000,000 (2034 Notes) $1,750,000,000 (2054 Notes) $1,100,000,000 (2064 Notes)

Price to Public (Issue Price):	99.303% (2027 Notes) 99.435% (2029 Notes) 99.301% (2031 Notes) 99.216% (2034 Notes) 99.714% (2054 Notes) 99.769% (2064 Notes)

Net Proceeds (Before Expenses) to Issuer:

$495,265,000 (99.053%) (2027 Notes)

$396,340,000 (99.085%) (2029 Notes)

$989,010,000 (98.901%) (2031 Notes)

$1,234,575,000 (98.766%) (2034 Notes)

$1,731,870,000 (98.964%) (2054 Notes)

$1,088,659,000 (98.969%) (2064 Notes)

Interest Rate:	4.600% (2027 Notes) 4.700% (2029 Notes) 4.900% (2031 Notes) 5.000% (2034 Notes) 5.375% (2054 Notes) 5.500% (2064 Notes)

Interest Payment Dates:

April 15 and October 15, commencing October 15, 2024 (2027 Notes)

April 15 and October 15, commencing October 15, 2024 (2029 Notes)

April 15 and October 15, commencing October 15, 2024 (2031 Notes)

April 15 and October 15, commencing October 15, 2024 (2034 Notes)

April 15 and October 15, commencing October 15, 2024 (2054 Notes)

April 15 and October 15, commencing October 15, 2024 (2064 Notes)

Regular Record Dates:

April 1 and October 1 (2027 Notes)

April 1 and October 1 (2029 Notes)

April 1 and October 1 (2031 Notes)

April 1 and October 1 (2034 Notes)

April 1 and October 1 (2054 Notes)

April 1 and October 1 (2064 Notes)

Benchmark:

T 4.250% due March 15, 2027 (2027 Notes)

T 4.250% due February 28, 2029 (2029 Notes)

T 4.250% due February 28, 2031 (2031 Notes)

T 4.000% due February 15, 2034 (2034 Notes)

T 4.750% due November 15, 2053 (2054 Notes)

T 4.750% due November 15, 2053 (2064 Notes)

Benchmark Price / Yield:	99-12 / 4.476% (2027 Notes) 99-24 / 4.306% (2029 Notes) 99-19 / 4.318% (2031 Notes) 97-19 / 4.300% (2034 Notes) 105-00+ / 4.444% (2054 Notes) 105-00+ / 4.444% (2064 Notes)

Spread to Benchmark:	+37 basis points (2027 Notes) +52 basis points (2029 Notes) +70 basis points (2031 Notes) +80 basis points (2034 Notes) +95 basis points (2054 Notes) +107 basis points (2064 Notes)

Re-offer Yield:	4.846% (2027 Notes) 4.826% (2029 Notes) 5.018% (2031 Notes) 5.100% (2034 Notes) 5.394% (2054 Notes) 5.514% (2064 Notes)

Optional Redemption Provisions:

Prior to March 15, 2027 (one month prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 10 basis points; par call on or after March 15, 2027 (2027 Notes).

Prior to March 15, 2029 (one month prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 10 basis points; par call on or after March 15, 2029 (2029 Notes).

Prior to February 15, 2031 (two months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on or after February 15, 2031 (2031 Notes).

Prior to January 15, 2034 (three months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on or after January 15, 2034 (2034 Notes).

Prior to October 15, 2053 (six months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on or after October 15, 2053 (2054 Notes).

Prior to October 15, 2063 (six months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on or after October 15, 2063 (2064 Notes).

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

Day Count:	30/360

CUSIP / ISIN:

91324P EY4 / US91324PEY43 (2027 Notes)

91324P EZ1 / US91324PEZ18 (2029 Notes)

91324P FA5 / US91324PFA57 (2031 Notes)

91324P FB3 / US91324PFB31 (2034 Notes)

91324P FC1 / US91324PFC14 (2054 Notes)

91324P FD9 / US91324PFD96 (2064 Notes)

Joint Book-Running Managers:	BofA Securities, Inc. Barclays Capital Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:

BNY Mellon Capital Markets, LLC

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

Santander US Capital Markets LLC

Scotia Capital (USA) LLC

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Co-Managers:	Academy Securities, Inc. Fifth Third Securities, Inc. Regions Securities LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

* * *

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Barclays Capital Inc. toll-free at 1-888-603-5847, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Mizuho Securities USA LLC toll-free at 1-866-271-7403.

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